Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2009

HOUSTON, February 26, 2010—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $28.7 million, or $0.72 per diluted share for the three months ended December 31, 2009, versus net income of $25.0 million, or $0.64 per diluted share for the fourth quarter of 2008. Total revenues increased to $141.3 million for the quarter ended December 31, 2009 from $135.5 million for the same period in 2008. The increase in revenues resulted from increases of $15.6 million in subsea equipment revenues and $0.7 million in service revenues, offset by decreases of $8.2 million in revenues related to offshore rig equipment and $2.3 million in surface equipment revenues. Operating income was $36.6 million in the fourth quarter of 2009 compared to $33.4 million in the fourth quarter of 2008.

For the twelve months ended December 31, 2009, net income was $105.1 million, or $2.66 per diluted share, compared with net income of $105.6 million, or $2.62 per diluted share, for the same period in 2008. The full year results for 2009 include a pre-tax charge of $5.2 million related to the recognition of employment contract termination expenses resulting from the death of Gary D. Smith, one of the Company’s Co-Chief Executive Officers, during the third quarter of 2009. Revenues for the twelve months ended December 31, 2009 were $540.2 million, compared to revenues of $542.8 million for the same period in 2008. Operating income was $142.0 million for the year ended December 31, 2009 versus $141.7 million during the same period in 2008.

In addition, the Company announced that its backlog at December 31, 2009 was approximately $563 million, compared to its December 31, 2008 backlog of approximately $603 million. The Company expects its earnings per share for the quarter ending March 31, 2010 to approximate $0.62 to $0.72 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2009	2008	2009
Revenues	$135,543	$141,339	$542,771	$540,204
Cost and expenses:
Cost of sales	76,524	82,609	312,299	310,293
Selling, general and administrative	18,851	14,777	62,390	55,474
Engineering and product development	6,745	7,318	26,369	27,173
Special item	—	—	—	5,224

	102,120	104,704	401,058	398,164

Operating income	33,423	36,635	141,713	142,040

Interest income	323	97	3,453	507
Interest expense	(33)	(59)	(182)	(156)

Income before income taxes	33,713	36,673	144,984	142,391
Income tax provision	8,668	7,994	39,399	37,250

Net income	$25,045	$28,679	$105,585	$105,141

Diluted earnings per share	$0.64	$0.72	$2.62	$2.66

Weighted average shares—diluted	39,302	39,822	40,292	39,538

Depreciation and amortization	$4,198	$4,652	$16,854	$17,997

Capital expenditures	$10,769	$6,636	$50,134	$44,749